UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): November 23, 2010
McKesson Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13252 (Commission File Number)	94-3207296 (I.R.S. Employer Identification No.)

McKesson Plaza, One Post Street, San Francisco, California (Address of principal executive offices)	94104 (Zip Code)
Registrant’s telephone number, including area code: (415) 983-8300
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
In connection with the proposed acquisition (the “Acquisition”) by McKesson Corporation (the “Company”) of US Oncology Holdings, Inc. (“US Oncology”), on November 23, 2010 the Company entered into a $2.0 billion one-year unsecured Senior Bridge Term Loan Agreement (the “Bridge Loan Agreement”) with Bank of America, N.A., as Administrative Agent, and the Lenders party thereto. Subject to the terms and conditions set forth in the Bridge Loan Agreement, up to two borrowings of term loans in an aggregate principal amount of up to $2.0 billion will be made available to the Company at its request to: (i) pay the merger consideration under the Agreement and Plan of Merger, dated as of November 1, 2010, by and among the Company, Utah Acquisition Corporation, a wholly owned subsidiary of the Company, US Oncology and Utah Stockholders’ Agent LLC, as the Stockholders’ Agent; (ii) repay certain indebtedness of US Oncology and its subsidiaries outstanding immediately prior to the closing of the Acquisition; and (iii) pay transaction costs associated with the Acquisition.
The Bridge Loan Agreement contains terms substantially similar to those contained in the Company’s existing revolving credit facility, dated as of June 8, 2007, which was filed with the Securities and Exchange Commission on June 14, 2007 as Exhibit 10.1 to the Company’s Current Report on Form 8-K. Similar to the revolving credit facility, borrowing under the Bridge Loan Agreement generally bears interest based upon either a prime rate or the London Interbank Offering Rate. The Bridge Loan Agreement includes, among other terms and conditions standard for transactions of this type, limitations (subject to specified exclusions) on the ability of the Company and its subsidiaries to create liens; engage in certain mergers and consolidations; and enter into swap contracts. In addition, the Bridge Loan Agreement requires that the Company maintain a total debt to total capitalization ratio of no greater than 56.5% throughout the term of the Bridge Loan Agreement. The Bridge Loan Agreement also includes mandatory prepayment provisions requiring the prepayment of the loans and (if applicable) reductions of undrawn commitments thereunder in an amount equal to the net cash proceeds from certain issuances of equity outside the ordinary course of business, certain property loss events, certain asset sales outside the ordinary course of business and the incurrence of certain indebtedness outside the ordinary course of business.
The foregoing description of the Company’s Bridge Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the executed copy of the agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.
The Company entered into the Bridge Loan Agreement in order to provide funds for its purchase of US Oncology prior to the closing of the anticipated permanent financing, and to repay certain indebtedness of US Oncology and its subsidiaries. The Company expects that it will refinance all or part of the outstanding amounts under the Bridge Loan Agreement with longer-term debt financing prior to the end of the Bridge Loan Agreement’s one-year term.
Certain of the lenders party to the Bridge Loan Agreement and their respective affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information required by Item 2.03 is included under Item 1.01 above, and it is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
10.1	Senior Bridge Term Loan Agreement, dated as of November 23, 2010, among McKesson Corporation, Bank of America, N.A., as Administrative Agent, and the Lenders party thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 29, 2010
McKesson Corporation
	By:	/s/ Laureen E. Seeger
Laureen E. Seeger
Executive Vice President, General Counsel and Chief Compliance Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Senior Bridge Term Loan Agreement, dated as of November 23, 2010, among McKesson Corporation, Bank of America, N.A., as Administrative Agent, and the Lenders party thereto.